Exhibit 99.1

ERBITUX® MEETS PRIMARY ENDPOINT OF INCREASING SURVIVAL IN
PHASE III LUNG CANCER STUDY

New York, NY — September 11, 2007 — ImClone Systems Incorporated (NASDAQ: IMCL) and Bristol-Myers Squibb Company (NYSE: BMY) today announced that a Phase III study of ERBITUX® (Cetuximab) in combination with platinum-based chemotherapy (vinorelbine plus cisplatin) met its primary endpoint of increasing overall survival compared with chemotherapy alone in patients with advanced non-small cell lung cancer (NSCLC).  This large, randomized multi-national study, known as FLEX (First-Line Treatment for Patients with Epidermal growth factor inhibitor (EGFR)-EXpressing Advanced NSCLC) was conducted by Merck KGaA, Darmstadt, Germany and enrolled patients with Stage IIIB or Stage IV NSCLC who had not previously received chemotherapy.

“Based on the FLEX results, ERBITUX is the only member of the class of epidermal growth factor inhibitors to demonstrate survival in the first-line treatment of patients with advanced non-small cell lung cancer.  Previous pivotal trials involving other agents targeting EGFR have failed to demonstrate a survival advantage for these patients,” stated Eric K. Rowinsky, M.D., Chief Medical Officer and Senior Vice President of ImClone Systems. “These are important results for lung cancer patients and health care professionals treating this devastating disease, since there have been very few treatment advances for lung cancer in recent years.”

“Studies have shown that ERBITUX improves overall survival for patients with certain head and neck cancers, and now, with the FLEX data, for patients with advanced non-small cell lung cancer,” said Martin Birkhofer, M.D., Vice President, Oncology Global Medical Affairs, Bristol-Myers Squibb.  “We look forward to sharing these data with the medical community.”

Results from this study will be submitted for presentation at an upcoming medical conference.

Merck KGaA, Darmstadt, Germany, is ImClone Systems’ ERBITUX partner outside of North America.

About Lung Cancer

The American Cancer Society estimates that in the U.S., more than 213,000 people will be diagnosed with lung cancer in 2007.  Lung cancer is the leading cause of cancer-related death in men and women in the U.S., with 160,000 deaths estimated in 2007. Approximately 80 to 85% of these patients will be diagnosed with non-small cell lung cancer, with the majority being diagnosed with locally advanced or metastatic disease.

About ERBITUX® (Cetuximab)

ERBITUX is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. While the mechanism of ERBITUX’s anti-tumor effect(s) in vivo is unknown, all of these processes may contribute to the overall therapeutic effect of ERBITUX. EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

ERBITUX (Cetuximab), in combination with radiation therapy, is indicated for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck.  ERBITUX as a single agent is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

ERBITUX is indicated for the treatment of EGFR-expressing, metastatic colorectal carcinoma (mCRC) in combination with irinotecan for patients who are refractory to irinotecan-based chemotherapy, and as a single agent for patients who are intolerant to irinotecan-based therapy.  The effectiveness of ERBITUX for the treatment of EGFR-expressing mCRC cancer is based on objective response rates.  Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX for the treatment of EGFR-expressing mCRC.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

Important Safety Information

Grade 3/4 infusion reactions, rarely with fatal outcome (<1 in 1000), occurred in approximately 3% (46/1485) of patients receiving ERBITUX (Cetuximab) therapy.  These reactions are characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, loss of consciousness, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions.  A 1-hour observation period is recommended following the ERBITUX infusion.  Longer observation periods may be required in patients who experience infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 2% (4/208) of patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX as compared to none of 212 patients treated with radiation therapy alone.  Fatal events occurred within 1 to 43 days after the last ERBITUX treatment.  ERBITUX in combination with radiation therapy should be used with caution in patients with known coronary artery disease, congestive heart failure and arrhythmias.  Close monitoring of serum electrolytes, including serum magnesium, potassium, and calcium during and after ERBITUX therapy is recommended.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients with advanced colorectal cancer (mCRC) receiving ERBITUX. There was one case of ILD reported in 796 patients with head and neck cancer receiving ERBITUX in clinical studies.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, inflammatory and infectious sequelae (eg, blepharitis, cheilitis, cellulitis, cyst), and hypertrichosis were reported. In 208 patients receiving ERBITUX + RT, acneform rash was reported in 87% (17% severe) as compared to 10% in 212 patients treated with radiation therapy alone (1% severe). In patients receiving ERBITUX alone, 76% (N=103) experienced acneform rash (1% severe).  In patients with mCRC, acneform rash was reported in 89% (686/774) of all treated patients, and was severe in 11% (84/774).  Subsequent to the development of severe dermatologic toxicities, complications including S. aureus sepsis and abscesses requiring incision and drainage were reported.  Sun exposure may exacerbate these effects. A related nail disorder, occurring in 12% (0.4% Grade 3) of patients, was characterized as a paronychial inflammation.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established.  Death and serious cardiotoxicity were observed in a single-arm trial with ERBITUX, delayed, accelerated (concomitant boost) fractionation radiation therapy, and cisplatin (100 mg/m2) conducted in patients with locally advanced squamous cell carcinoma of the head and neck.  Two of 21 patients died, one as a result of pneumonia and one of an unknown cause.  Four patients discontinued treatment due to adverse events.  Two of these discontinuations were due to cardiac events (myocardial infarction in one patient and arrhythmia, diminished cardiac output, and hypotension in the other patient).

In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX.  If ERBITUX is used during pregnancy or if patients become pregnant while receiving ERBITUX , patients should be apprised of the potential risk for loss of pregnancy or potential hazard to the fetus.

The incidence of hypomagnesemia (both overall and severe [NCI CTC Grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients. Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia. Electrolyte repletion was necessary in some patients and in severe cases, intravenous replacement was required. Patients receiving ERBITUX therapy should be periodically monitored for hypomagnesemia, and accompanying hypocalcemia and hypokalemia during, and up to 8 weeks following the completion of, ERBITUX therapy.

The most serious adverse reactions associated with ERBITUX in combination with radiation therapy in 208 patients with head and neck cancer were infusion reaction (3%), cardiopulmonary arrest (2%), dermatologic toxicity (2.5%), mucositis (6%), radiation dermatitis (3%), confusion (2%), and diarrhea (2%).

The most serious adverse reactions associated with ERBITUX in mCRC clinical trials (N=774) were infusion reaction (3%), dermatologic toxicity (1%), interstitial lung disease (0.4%), fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX with irinotecan, 2% in patients receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving ERBITUX with irinotecan, 0.2% in patients receiving ERBITUX as a single agent).

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), skin (42%/33%), brain (11%/9%), lung (11%/8%), spinal cord (4%/3%), and bone (4%/5%) in the ERBITUX and radiation versus radiation alone arms, respectively.

The incidence of Grade 3 or 4 late radiation toxicities were generally similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) were mucositis-stomatitis (93%/94%), acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), xerostomia (72%/71%), dysphagia (65%/63%), asthenia (56%/49%), nausea (49%/37%), constipation (35%/30%) and vomiting (29%/23%). The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX as a single agent (N=103) were acneform rash (76%), asthenia (45%), pain (28%), fever (27%) and weight loss (27%).

The most common adverse events seen in patients with mCRC receiving ERBITUX with irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%), and headache (14%/26%).

About ImClone Systems

ImClone Systems Incorporated is a fully integrated biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.  For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

ERBITUX® is a registered trademark of ImClone Systems Incorporated.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb

Bristol-Myers Squibb is dedicated to the discovery, development and exhaustive exploration of innovative cancer fighting therapies designed to extend and enhance the lives of patients living with cancer. More than 40 years ago, Bristol-Myers Squibb built a unified vision for the future of cancer treatment. With expertise, dedication and resolve, that vision led to the development of a diverse global portfolio of anti-cancer therapies that are an important cornerstone of care today. Hundreds of scientists at Bristol-Myers Squibb’s Pharmaceutical Research Institute are studying ways to improve current cancer treatments and identify better, more effective medicines for the future.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding product development. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. There can be no guarantee that a registrational submission will be made to the FDA based on the data described in this press release or if such registrational submission is made, that it would receive FDA approval. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Media and Investor Contacts:

Rebecca Gregory Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 Rebecca.Gregory@imclone.com	Madeline Malia Media Bristol-Myers Squibb Tel: (609) 252-3347 Madeline.Malia@bms.com

Tracy Henrikson Corporate Communications ImClone Systems Incorporated Tel: (908) 243-9945 Tracy.Henrikson@imclone.com	Tony Plohoros Media Bristol-Myers Squibb Tel: (609) 252-7938 Tony.Plohoros@bms.com

John Elicker Investors Bristol-Myers Squibb Tel: (212) 546-3775 John.Elicker@bms.com